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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D
			Under the Securities Exchange Act of 1934
					  (Amendment No. 2)

				Geltex Pharmaceuticals, Inc.
					   (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						368538104
					   (CUSIP Number)

				Christopher J. Rupright, Esq.
				Shartsis Friese & Ginsburg LLP
				One Maritime Plaza, 18th Floor
					San Francisco, CA 94111
						(415) 421-6500
	  (Name, Address and Telephone Number of Person Authorized to
			  Receive Notices and Communications)

						August 17, 1998
		(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1746 (10-97)

SCHEDULE 13D

CUSIP No. 368538104								Page 2 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	West Highland Capital, Inc.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
---------------------------------------------------------------------------
	NUMBER OF			7	SOLE VOTING POWER
	  SHARES				-0-
    BENEFICIALLY		--------------------------------------------------
	 OWNED BY			8	SHARED VOTING POWER
	   EACH				565,300
	REPORTING		--------------------------------------------------
	  PERSON			9	SOLE DISPOSITIVE POWER
	   WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						565,300
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	565,300
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	3.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	CO and IA
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 368538104								Page 3 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Estero Partners, LLC
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
		BENEFICIALLY	---------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				457,693
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						457,693
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	457,693
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	2.7
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 368538104							Page 4 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Lang H. Gerhard
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				457,693
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						457,693
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	457,693
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	2.7
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 368538104								Page 5 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	West Highland Partners, L.P.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES				-0-
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				395,307
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						395,307
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	395,307
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	2.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 368538104								Page 6 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Buttonwood Partners, L.P.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				62,386
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						62,386
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	62,386
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	0.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 368538104						Page 7 of 12 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Geltex Pharmaceuticals, Inc. ("GELX"). The principal executive office of GELX is located at 9 Fourth Avenue, Waltham, MA 02451.

ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, is as follows:

(a)	Lang H. Gerhard ("Gerhard"); West Highland Capital, Inc., a California
corporation ("WHC"); Estero Partners, LLC, a California limited liability company ("LLC"); West Highland Partners, L.P., a California limited partnership ("WHP"); Buttonwood Partners, L.P., a California limited partnership ("BP").

(b)	The business address of Gerhard, WHC, LLC, WHP and BP is 300 Drake's
Landing Road, Suite 290, Greenbrae, California 94904.

(c)	Gerhard is the sole director and occupies all the executive offices of
WHC, which is an investment adviser.  Gerhard is the sole manager of LLC.
WHC, LLC and Gerhard are the general partners of WHP and BP, which are investment limited partnerships.

(d)	During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	Gerhard is a citizen of the United States of America.

SCHEDULE 13D

CUSIP No. 368538104						Page 8 of 12 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser		Source of Funds			Amount

WHC			Funds Under Management(1)	$11,640,067.96
 WHP			Working Capital			$ 8,165,332.28
BP			Working Capital			$ 1,218,287.26


(1)	Includes funds invested by WHP and BP in Stock.


ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the acquisitions of the Stock reported herein was and is for investment.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


		Aggregate
		Beneficially
		Owned			Voting Power		Dispositive Power
Name 	Number	Percent	Sole		Shared	Sole		Shared

Gerhard	457,693	2.7		-0-		457,693	-0-		457,693
WHC		565,300	3.4		-0-		565,300	-0-		565,300
LLC		457,693	2.7		-0-		457,693	-0-		457,693
WHP		395,307	2.4		-0-		395,307	-0-		395,307
BP		 62,386	0.4		-0-		 62,386	-0-		 62,386

SCHEDULE 13D

CUSIP No. 368538104						Page 9 of 12 Pages

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions by the persons filing this statement in the Stock since June 18, 1998:

		Purchase			Number		Price
Name		 or Sale	Date		of Shares		Per Share

WHP		S		6-22-98	 3,550		20.2500
BP		S		6-22-98	   600		20.2500
WHC		S		6-22-98	   850		20.2500
WHP		S		6-23-98	 3,550		20.0000
BP		S		6-23-98	   600		20.0000
WHC		S		6-23-98	   850		20.0000
WHP		S		6-24-98	10,850		20.0000
BP		S		6-24-98	 1,800		20.0000
WHC		S		6-24-98	 2,550		20.0000
WHP		S		7-7-98	 9,000		18.4375
BP		S		7-7-98	 9,000		18.4375
WHC		P		7-7-98	18,000		18.4375
WHP		S		7-20-98	28,000		24.5312
BP		S		7-20-98	 4,400		24.5312
WHC		S		7-20-98	 7,600		24.5312
WHP		S		7-21-98	 7,000		24.1250
BP		S		7-21-98	 1,100		24.1250
WHC		S		7-21-98	 1,900		24.1250
WHP		S		7-24-98	 3,500		21.6250
BP		S		7-24-98	   550		21.6250
WHC		S		7-24-98	   950		21.6250
WHP		S		7-27-98	 3,500		21.6250
BP		S		7-27-98	   550		21.6250
WHC		S		7-27-98	   950		21.6250
WHP		S		7-30-98	 3,500		22.1250
BP		S		7-30-98	   550		22.1250
WHC		S		7-30-98	   950		22.1250
WHP		S		8-17-98	42,000		21.2813
BP		S		8-17-98	 6,600		21.2813
WHC		S		8-17-98	11,400		21.2813
WHP		S		8-18-98	19,040		21.7702
BP		S		8-18-98	 2,992		21.7702
WHC		S		8-18-98	 5,168		21.7702
WHP		S		8-18-98	21,000		21.8542
BP		S		8-18-98	 3,300		21.8542
WHC		S		8-18-98	 5,700		21.8542

	(Table continued on next page)

SCHEDULE 13D

CUSIP No. 368538104						Page 10 of 12 Pages

		(Table continued from previous page)

WHP		S		8-19-98	10,500		21.8750
BP		S		8-19-98	 1,650		21.8750
WHC		S		8-19-98	 2,850		21.8750
WHP		S		8-19-98	52,500		21.958333
BP		S		8-19-98	 8,250		21.958333
WHC		S		8-19-98	14,250		21.958333
WHP		S		8-20-98	 7,000		22.1250
BP		S		8-20-98	 1,100		22.1250
WHC		S		8-20-98	 1,900		22.1250
WHP		S		8-24-98	 3,500		21.4688
BP		S		8-24-98	   550		21.4688
WHC		S		8-24-98	   950		21.4688
WHP		S		8-24-98	17,500		21.2500
BP		S		8-24-98	 2,750		21.2500
WHC		S		8-24-98	 4,750		21.2500
WHP		S		8-25-98	 4,900		21.3839
BP		S		8-25-98	   770		21.3839
WHC		S		8-25-98	 1,330		21.3839
WHP		S		8-25-98	10,500		21.1250
BP		S		8-25-98	 1,650		21.1250
WHC		S		8-25-98	 2,850		21.1250
WHP		S		8-25-98	 1,750		21.6250
BP		S		8-25-98	   275		21.6250
WHC		S		8-25-98	   475		21.6250
WHP		S		8-26-98	 3,500		20.3750
BP		S		8-26-98	   550		20.3750
WHC		S		8-26-98	   950		20.3750
WHP		S		8-26-98	12,600		20.527778
BP		S		8-26-98	 1,980		20.527778
WHC		S		8-26-98	 3,420		20.527778

All transactions were executed through the Nasdaq National Market System.

SCHEDULE 13D

CUSIP No. 368538104						Page 11 of 12 Pages

ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

Gerhard, WHC and LLC are the general partners of WHP and BP pursuant to limited partnership agreements providing to Gerhard, WHC and LLC the authority, among other things, to invest the funds of WHP and BP in Stock, to vote and dispose of stock and to file this statement on behalf of WHP and BP. Pursuant to such limited partnership agreements, the general partners of WHP and BP are entitled to allocations based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to investment management agreements, WHC is authorized, among other things, to invest funds of its various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on notice as provided in such agreements and provide for fees payable to WHC based on assets under management and realized and unrealized gains.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(including power of attorney).

SIGNATURES

	After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	August 27, 1998.

LANG H. GERHARD						WEST HIGHLAND PARTNERS, L.P.
By:	West Highland Capital, Inc.		By:	West Highland Capital, Inc.
	Attorney-in-Fact					Attorney-in-Fact

	By: /s/ Bonnie George 				By:	 /s/ Bonnie George
		Bonnie George						Bonnie George
		Chief Operating Officer				Chief Operating Officer

WEST HIGHLAND CAPITAL, INC.			BUTTONWOOD PARTNERS
By:	/s/ Bonnie George				By:	West Highland Capital, Inc.
	Bonnie George						Attorney-in-Fact
	Chief Operating Officer
									By:	/s/ Bonnie George
										Bonnie George
										Chief Operating Officer

ESTERO PARTNERS, LLC
By:	West Highland Capital, Inc.
	Attorney-in-Fact

	By:	/s/ Bonnie George
		Bonnie George
		Chief Operating Officer

SCHEDULE 13D

CUSIP No. 368538104						Page 12 of 12 Pages


												EXHIBIT A

			AGREEMENT REGARDING JOINT FILING
			OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Geltex Pharmaceuticals, Inc. For that purpose, the undersigned hereby constitute and appoint West Highland Capital, Inc., a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  July 3, 1996.


  /s/ Lang H. Gerhard              	WEST HIGHLAND PARTNERS, L.P.
Lang H. Gerhard


WEST HIGHLAND CAPITAL, INC.			By:	 /s/ Lang H. Gerhard
									Lang H. Gerhard,
									General Partner

By:	  /s/ Lang H. Gerhard
	Lang H. Gerhard, President		BUTTONWOOD PARTNERS, L.P.


ESTERO PARTNERS, LLC
								By:	 /s/ Lang H. Gerhard
									Lang H. Gerhard,
									General Partner
By:	  /s/ Lang H. Gerhard
	Lang H. Gerhard, Manager



2463.28\1005842